EXHIBIT 99.2
ANALOG DEVICES, INC.
LONG-TERM RETENTION AGREEMENT
     Agreement dated as of October 22, 2007 (the “Agreement”) between Analog Devices, Inc. (the “Corporation”), and Jerald G. Fishman (the “Executive”).
     WHEREAS, the parties have entered into an Employment Agreement dated as of November 14, 2005 (the “Employment Agreement”).
     WHEREAS, Section 3.7 of the Employment Agreement provided that the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”) would seek to establish a long-term retention arrangement for the Executive.
     WHEREAS, in order to provide an additional compensation incentive for the Executive’s services from the date of this Agreement to the Retention Date, and in lieu of any additional equity grants to the Executive during the Retention Period, the Committee and Executive have agreed upon such a long-term retention arrangement, upon the terms set forth in this Agreement.
     NOW, THEREFORE, for valuable consideration, receipt of which is acknowledged, the parties agree as follows:
1. Certain Defined Terms.
(a)	All capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Employment Agreement.

(b)	“ADI Bonus Plan” shall mean each of the annual performance bonus plans established annually by the Corporation for its executive officers, as it may be amended or modified from time to time by the Board or Committee.

(c)	“ADI Deferred Compensation Plan” shall mean the Deferred Compensation Plan of the Corporation, as it may be amended or modified from time to time by the Board or Committee.

(d)	“Retention Date” shall mean November 14, 2010.

(e)	“Retention Amount” shall mean the amount credited by the Corporation to an account of the Executive (or his beneficiary) under the ADI Deferred Compensation Plan pursuant to Section 2(a), 2(c) or 2(d) below.

(f)	“Retention Period” shall mean the period commencing on the date of this Agreement and ending on the Retention Date.
2. Retention Amount and Equity Grant.
(a)	If the Executive’s employment with the Corporation does not terminate prior to the Retention Date, then the Corporation shall, within 30 days after the Retention

Date, credit to an account of the Executive under the ADI Deferred Compensation Plan a lump-sum amount equal to the sum of the following: (A) $5,000,000, plus (B) for each of fiscal 2008, fiscal 2009 and fiscal 2010, an amount equal to the annual bonus earned by the Executive under the ADI Bonus Plan with respect to such fiscal year, multiplied by two (2), provided, that the maximum amount that shall be contributed with respect to any particular fiscal year (after applying the multiplier of two) shall be $5,000,000.
(b)	The target annual bonus for the Executive under the applicable ADI Bonus Plan shall be 160% of his then annual base salary for each fiscal year remaining in the Retention Period. The specific metrics applicable to the calculation of the Executive’s annual bonus shall be established by the Committee, in its sole discretion, and may vary from year to year. Subject to the first sentence of this Section 2(b), the Board or Committee may amend or modify the ADI Bonus Plan from year to year.

(c)	If, prior to the Retention Date, the Executive’s employment with the Corporation terminates as a result of (i) termination by the Corporation without Cause (as defined in Section 4.2 of the Employment Agreement), (ii) termination by the Executive for Good Reason (as defined in Section 4.3 of the Employment Agreement), or (iii) termination under circumstances that give rise to payments under Section 5(c) of the Employee Retention Agreement dated January 16, 1989 (the “1989 Retention Agreement”), then the Corporation shall, within 30 days after the effective date of such termination, credit to an account of the Executive (or his beneficiary) under the ADI Deferred Compensation Plan, a lump-sum amount equal to the sum of the following: (A) $5,000,000, plus (B) for the fiscal year in which such termination becomes effective, an amount equal to the Termination Year Bonus (as defined below) multiplied by two (2), plus (C) an additional amount equal to the product determined by multiplying (i) the Executive’s target annual bonus under the applicable ADI Bonus Plan (at a bonus factor of one) for the fiscal year during which such termination becomes effective by (ii) two (2), and then multiplying such product by the number of full fiscal years remaining in the Retention Period (excluding the fiscal year in which the effective date of termination occurs); provided, that the maximum amount that shall be contributed pursuant to clause (B) or (C) with respect to any particular fiscal year (after applying the multiplier of two) shall be $5,000,000. The “Termination Year Bonus” shall be determined as follows: (i) if the effective date of termination is during the first half of the fiscal year, it shall be the Executive’s target annual bonus under the applicable ADI Bonus Plan (at a bonus factor of one) for such fiscal year; and (ii) if the effective date of termination is during the second half of the fiscal year, it shall be the sum of (A) the actual bonus earned by the Executive under the applicable ADI Bonus Plan with respect to the first half of the fiscal year, and (B) Executive’s target bonus under the applicable ADI Bonus Plan with respect to the second half of the fiscal year (at a bonus factor of one).

(d)	If, prior to the Retention date, the Executive’s employment with the Corporation terminates by reason of his death or disability (as defined in Section 4.1 of the

Employment Agreement), then, subject to Section 3 below, the Corporation shall, within 30 days after the effective date of such termination, credit to an account of the Executive (or his beneficiary) under the ADI Deferred Compensation Plan, a lump-sum amount equal to the sum of the following: (A) $5,000,000, plus (B) for each full fiscal year, commencing with fiscal 2008, that has been completed prior to the effective date of such termination, an amount equal to the annual bonus earned by the Executive with respect to such fiscal year under the applicable ADI Bonus Plan, multiplied by two (2) plus (C) an additional amount equal to the Termination Year Bonus for the fiscal year during which such termination occurs, multiplied by two (2); provided, that the maximum amount that shall be contributed with respect to any particular fiscal year (after applying the multiplier of two) shall be $5,000,000.
(e)	If the Executive’s employment with the Corporation terminates prior to the Retention Date for any reason other than a reason set forth in Section 2(c) or 2(d) above, no amount shall be due and payable to Executive under this Section 2.

(f)	The Corporation shall make a lump-sum cash distribution of the Retention Amount, including any accrued investment earnings or interest thereon, from the ADI Deferred Compensation Plan to the Executive (or his beneficiary) on the later of (A) the date six months and one day following the date on which his employment with the Corporation terminates or (B) the first business day of the first fiscal year following the date on which his employment with the Corporation terminates. For purposes of this Section 2(f), Executive’s employment with the Corporation shall be deemed to have terminated only upon a separation from service with the Corporation, as determined pursuant to Section 409A of the Code. No portion of the Retention Amount shall accrue or be credited with any investment earnings or interest prior to such time as it is credited to an account for the benefit of the Executive under the ADI Deferred Compensation Plan. While held in the ADI Deferred Compensation Plan, the Retention Amount shall be credited with investment earnings or interest in accordance with any election made by the Executive in accordance with the terms of the ADI Deferred Compensation Plan.
3. Certain Tax Matters.
(a)	The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. Neither the Corporation nor the Executive may accelerate or defer any payment to be made under this Agreement, except as expressly provided for in this Agreement. Notwithstanding the foregoing, and only in accordance with and to the maximum extent permitted by Treasury Regulation Section 1.409A — 3(j)(vi), (vii) or (xi), and any amended or successor provision, to the extent a tax of the type described in subparagraphs (vi),(vii) or (xi) of Treasury Regulation Section 1.409A-3(j) is imposed on the Executive with respect to a Retention Amount, the Corporation shall (i) pay to the Executive or the relevant taxing authority an amount equal to such tax, no later than the due date of such tax, and (ii) reduce the amount of the Retention Amount credited or to be credited to the Executive by an amount equal to such tax.
(b)	It is the intention and expectation of the parties that no payments under this Agreement shall be subject to the tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be administered in order to avoid the imposition of any increase in tax under Section 409A(a)(1)(B) of the Code. However, if any payments, awards, benefits or distributions (or any acceleration of any payment, award, benefit or distribution) made or provided to the Executive or for his benefit in connection with this Agreement or the Executive’s employment with the Corporation or the termination thereof (the “Payments”) are determined to be subject to the interest and taxes imposed by Section 409A(a)(1)(B) of the Code, or any state, local or foreign taxes of a similar nature, or any interest or penalties with respect to such taxes (such taxes, together with any such interest and penalties, are collectively referred to as the “Section 409A Tax”), then the Corporation shall pay to the Executive, within 30 days after the date on which such Section 409A Tax is paid, an additional amount (a “Section 409A Gross-Up Payment”) such that the net amount the Executive retains after paying any applicable Section 409A Tax and any federal, state or local income or other applicable taxes with respect to such Section 409A Gross-Up Payment shall be equal to the amount the Executive would have received if the Section 409A Tax were not applicable to the Payments. For purposes of determining the amount of the Section 409A Gross-Up Payment, if any, the Executive will be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Payments are made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence or in Massachusetts, as applicable, on the date the Payments are made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. The Corporation and the Executive shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the Payments and the Executive shall, if reasonably requested by the Corporation, contest any obligation to pay a Section 409A Tax. If, as a result thereof, Executive receives a tax refund or credit for any Section 409A Tax previously paid with respect to any Payments, Executive shall return to the Corporation an amount equal to such refund or credit.

(c)	In the event that the Corporation at any time, whether during or after the Retention Period, undergoes a “Change in Ownership or Control” (as defined below), then, within 90 days after the due date of each Contingent Compensation Payment (as defined below) to the Executive, the Corporation shall pay to the Executive, in cash, a Section 4999 Gross-Up Payment (as defined below) with respect to such Contingent Compensation Payment. The Corporation shall, within 30 days after each date on which the Executive becomes entitled to receive a Contingent Compensation Payment relating to such Change in Ownership or Control, determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which of the payments or benefits due to the Executive (under this Agreement or otherwise) following such Change in Ownership or Control constitute Contingent Compensation Payments, (ii) the amount, if any, of the excise tax (the “Excise Tax”) payable pursuant to Section 4999 of the Code, by the Executive with respect to such Contingent Compensation Payment and (iii) the amount of the Section 4999 Gross-Up Payment due to the Executive with respect to such Contingent Compensation Payment. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Corporation stating either (A) that he agrees with the Corporation’s determination pursuant to the preceding sentence or (B) that he disagrees with such determination, in which case he shall indicate which payment and/or benefits should be characterized as a Contingent Compensation Payment, the amount of the Excise Tax with respect to such Contingent Compensation Payment and the amount of the Section 4999 Gross-Up Payment due to the Executive with respect to such Contingent Compensation Payment.
(d)	If the Executive disagrees with the Corporation’s determination of a Section 409A Gross-Up Payment and/or Section 4999 Gross-Up Payment, then, for a period of 60 days following delivery of Executive’s written notice of disagreement to the Corporation, the Executive and the Corporation shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(e)	For purposes of this Section 3, the following terms shall have the following respective meanings:
(i)	“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation determined in accordance with Section 280G(b)(2) of the Code.

(ii)	“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement, the 1989 Retention Agreement, the Employment Agreement or otherwise) to the Executive and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Corporation.

(iii)	“Section 4999 Gross-Up Payment” shall mean an amount such that the net amount the Executive retains after paying any Excise Tax and any federal, state or local income or FICA taxes on such Section 4999 Gross-Up Payment shall be equal to the amount the Executive would have received if the Excise Tax were not applicable to the Contingent Compensation Payment. For purposes of determining the amount of the Section 4999

Gross-Up Payment, if any, the Executive will be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Contingent Compensation Payment are made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence or in Massachusetts, as applicable, on the date the Contingent Compensation Payment is made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.
(f)	Notwithstanding anything to the contrary, any Section 409A Gross-Up Payment or Section 4999 Gross-Up Payment will be made by the end of the Executive’s taxable year following the year in which the Executive remits the related taxes.
4. Successors.
(a)	This Agreement is personal to Executive and without the prior written consent of the Corporation shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.

(c)	The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” shall mean the Corporation as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
5. Miscellaneous.
(a)	This Agreement, together with the Employment Agreement, contains the entire understanding of the Corporation and Executive with respect to the subject matter hereof and supersedes all prior agreements or commitments relating thereto (excluding the 1989 Retention Agreement, which shall remain in full force and effect. It is understood that (i) payments to or for the Executive under Section 2 of this Agreement shall be in addition to, and not in lieu of, any amounts payable to the Executive under the Employment Agreement, and (ii) the Retention Amount shall not be considered a bonus for purposes of determining or calculating any amounts payable to the Executive under the 1989 Retention Agreement or the Employment Agreement.

(b)	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflict of laws. The parties hereto agree that exclusive jurisdiction of any dispute regarding this Agreement shall be the state or federal courts located in Boston, Massachusetts.
(c)	The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(d)	This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(e)	All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile or nationally recognized overnight courier service, addressed as follows:
If to Executive:
Jerald G. Fishman
169 Hickory Road
Weston, MA 02493
If to the Corporation:
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(f)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Executive has hereunto set his hand and the Corporation has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Jerald G. Fishman

Jerald G. Fishman

ANALOG DEVICES, INC.

By:	/s/ James Champy

Name:	James Champy
Title:	Chairman of the Compensation Committee